Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-175408 and 333-184837) and Form S-8 (File No. 333-184869) of Crumbs Bake Shop, Inc., of our report dated April 12, 2013 relating to the consolidated balance sheets of Crumbs Bake Shop, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2012, which appears in this Annual Report on Form 10-K.

/s/ Rothstein Kass

Roseland, New Jersey

April 12, 2013